Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

HORACE MANN REPORTS STRONG 2019 RESULTS

•	Fourth-quarter 2019 net income of $0.78 per share and core earnings* of $0.75 per share

•	Full-year 2019 net income at $4.40 per share and core earnings* up three-fold to $2.20 per share

◦	Net income up significantly more than core earnings due to second-quarter 2019 after-tax realized investment gains; core earnings exceeded management guidance

◦
Strong operating results reflected anticipated improvement in underlying profitability of Property and Casualty segment and catastrophe losses well below prior year; improved margins in Retirement segment; and contribution of new Supplemental segment

◦	Book value per share up 21%; book value per share excluding unrealized gains rose 11%

•	Expects full-year 2020 core EPS* to increase approximately 20% and core ROE* above 8% as company continues integration of Supplemental business

SPRINGFIELD, Ill., February 5, 2020 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the quarter and full-year ended December 31, 2019:

Horace Mann Consolidated Financial Highlights
	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share amounts)	2019	2018	$ Change	2019	2018	$ Change
Total revenues	$331.4	$278.5	$52.9	$1,430.5	$1,191.6	$238.9
Net income	33.0	(20.3)	53.3	184.4	18.3	166.1
Net investment gains (losses) after tax	1.3	(11.6)	12.9	120.2	(10.1)	130.3
Goodwill impairment	—	—	—	(28.0)	—	(28.0)
Core earnings*	31.7	(8.7)	40.4	92.2	28.4	63.8
Per diluted share:
Net income	0.78	(0.49)	1.27	4.40	0.44	3.96
Net investment gains (losses) after tax	0.03	(0.28)	0.31	2.87	(0.24)	3.11
Goodwill impairment	—	—	—	(0.67)	—	(0.67)
Core earnings per diluted share*	0.75	(0.21)	0.96	2.20	0.68	1.52
Book value per share				38.01	31.50	6.51
Book value per share excluding net unrealized investment gains on fixed maturity securities*				32.42	29.13	3.29

N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

“I’m very proud of the Horace Mann team and the results we achieved in 2019,” said President and CEO Marita Zuraitis. “As we celebrate the company’s 75th anniversary in 2020, we are successfully

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

implementing our strategic initiatives and have set the stage to further our corporate vision. We look forward to leveraging our market leadership position to serve the financial needs of even more educators. Deepening our market penetration will lead to accelerated shareholder value creation and achievement of our long-term objective of a double-digit return on equity.”

Summarizing the highlights of 2019’s performance, Zuraitis said, “The year marked the culmination of a multi-year effort to substantially improve profitability in our Property and Casualty segment. For the year, the segment’s combined ratio of 96.5% was the best full-year result since 2015, and we surpassed our goal for improvement in our auto underlying loss ratio. The transaction that reinsured a block of legacy annuity business greatly reduced the Retirement segment’s exposure to declining interest rates and freed up capital used to acquire the higher-margin Supplemental business in July. The new Supplemental segment allows us to provide an expanded suite of in-demand solutions for our educator customers, while at the same time diversifying our sales and earnings results to reduce volatility. The Supplemental segment added 43 cents to 2019’s core EPS.”

“In 2020, we expect to build on 2019’s successes with about 20% growth in core EPS to the range of $2.55 to $2.75, despite the challenging interest rate environment and presuming Property and Casualty catastrophe losses are at a similar level to 2019. Our 2020 results will reflect a full-year contribution from the Supplemental segment and a lower cost structure due to synergies and our expense reduction efforts,” Zuraitis continued. “Core ROE should be above 8% for the full year, which reflects continued progress toward our double-digit objective.”

Fourth-quarter 2019 results included $4.1 million, or $0.08 per share, for severance charges resulting from previously announced expense reduction initiatives. These expense synergies and efficiency projects are expected to reduce the annual operating expense run-rate in 2020 and beyond by at least $15 million.

Property and Casualty Segment Full-Year Combined Ratio at 96.5%; Underlying Auto Loss Ratio Improved 4.0 Points; Catastrophe Losses Far Below 2018 Level
(All comparisons vs. same period in 2018, unless noted otherwise)

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2019	2018	Change		2019	2018	Change

Property and Casualty written premiums*	$164.6	$166.4	-1.1%		$683.1	$681.5	0.2%
Property and Casualty net income / core earnings*	20.0	(9.9)	N.M.		54.3	(14.3)	N.M.
Property and Casualty combined ratio	90.3%	113.3%	-23.0	pts	96.5%	109.3%	-12.8	pts
Property and Casualty underlying loss ratio*	60.3%	59.3%	1.0	pts	63.1%	65.5%	-2.4	pts
Property and Casualty expense ratio	27.4%	28.1%	-0.7	pts	26.9%	27.0%	-0.1	pts
Property and Casualty catastrophe costs	2.6%	27.0%	-24.4	pts	7.6%	17.1%	-9.5	pts
Property and Casualty underlying combined ratio*	87.7%	86.3%	+1.4	pts	90.0%	92.2%	-2.2	pts
Auto combined ratio	99.7%	102.2%	-2.5	pts	97.6%	103.1%	-5.5	pts
Auto underlying loss ratio*	71.9%	72.8%	-0.9	pts	70.6%	74.6%	-4.0	pts
Property combined ratio	71.5%	139.8%	-68.3	pts	94.2%	123.1%	-28.9	pts
Property underlying loss ratio*	37.1%	30.7%	+6.4	pts	47.2%	46.2%	+1.0	pts
N.M. - Not meaningful.
For full year 2019, Property and Casualty written premiums were comparable to 2018, while the combined ratio improved 12.8 points. This reflected catastrophe costs that were 9.5 points lower than prior year as well as profitability improvements from underwriting and rate actions.

Catastrophe costs added 7.6 points to the full-year combined ratio, in line with the updated estimate management provided after nine months. Fourth-quarter catastrophe losses were $4.4 million. A wind and thunderstorm event in Texas in October was the largest of 13 events in the quarter.
The full-year auto combined ratio was 97.6%, improved 5.5 points over last year and the best result since 2010, largely due to profitability initiatives.  The full-year property combined ratio was 94.2% due to the significantly lower catastrophe losses.
Auto and property policy retention rates for 2019 were 81.1% and 87.1%, respectively, in line with 2018’s levels.

Supplemental Segment Contributes $18.0 Million to 2019 Core Earnings

On July 1, 2019, Horace Mann acquired National Teachers Associates (NTA). As a part of Horace Mann, NTA continues to provide supplemental insurance products to the education market, building on nearly 50 years of experience in the sector. NTA specializes in developing, marketing and underwriting supplemental insurance products, including cancer, heart, limited supplemental disability and accident.

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2019	2018	Change	2019	2018	Change

Supplemental sales*	$4.6	N/A	N/A	$8.2	N/A	N/A
Earned premiums	32.9	N/A	N/A	65.8	N/A	N/A
Supplemental net income / core earnings*	11.1	N/A	N/A	18.0	N/A	N/A
Pretax profit margin (1)	37.9%	N/A	N/A	30.8%	N/A	N/A
N/A - The acquisition of NTA closed on July 1, 2019.
(1) Measured to total revenues.

Supplemental segment sales were $8.2 million for the third and fourth quarters of 2019, reflecting steady sales in all product categories with persistency at 89.3%.

The segment added $18.0 million to core earnings in the second half of 2019, exceeding management’s guidance of $12 million to $14 million, reflecting favorable reserve changes. The segment’s pretax profit margin for the second half of the year was 30.8%. Segment expenses include the non-cash impact of amortization of intangible assets under purchase accounting that reduces quarterly core earnings by $6.6 million (pretax).

Retirement Segment Annualized Net Interest Margin Strong Following Reinsurance Transaction

Effective April 1, 2019, Horace Mann reinsured a block of approximately $2.9 billion of policy liabilities related to legacy individual annuities written in 2002 or earlier. The annuity reinsurance transaction is accounted for under the deposit method. Under the deposit method of accounting, the consideration paid by Horace Mann is reported as a deposit asset on reinsurance that is adjusted consistent with the reinsurance agreement terms, along with recognizing accreted investment income. Accreted investment income is calculated based on the ultimate anticipated cash flows from the annuity reinsurance transaction.

As a result of the transaction, in the second quarter management impaired $28.0 million of goodwill that had been associated with the Retirement segment.

(All comparisons vs. same period in 2018, unless noted otherwise)

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2019	2018	Change	2019	2018	Change

Annuity contract deposits*	$117.9	$113.1	4.2%	$462.5	$439.1	5.3%
Annuity assets under management (1)				4,379.6	6,713.3	-34.8%
Total assets under administration (2)				8,270.6	7,043.6	17.4%
Retirement net income (loss)	2.1	4.1	-48.8%	(4.8)	41.7	-111.5%
Retirement core earnings*	2.1	4.1	-48.8%	23.2	41.7	-44.4%
Retirement core earnings excluding DAC unlocking*	2.1	7.1	-70.4%	26.0	44.8	-42.0%
N.M. - Not meaningful.
(1) Amount reported as of December 31, 2019 excludes $707.8 of assets under management held under modified coinsurance reinsurance.
(2) Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Reflecting the annuity reinsurance transaction, Horace Mann currently has $4.4 billion in assets under management, including $2.1 billion of fixed annuities, $1.8 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration were up 17.4% from year-end 2018 due to the inclusion of Benefit Consultants Group’s (BCG) advisory and recordkeeping assets effective January 2, 2019.

Annuity contract deposits continued to grow, increasing 5.3% over prior year, reflecting positive momentum in retirement initiatives and in engaging new households. Total cash value persistency remained strong at 94.7% for variable annuities and 94.0% for fixed annuities.

The annuity reinsurance transaction and redeployment of capital for the acquisition of NTA were the primary drivers in the decline in Retirement earnings for the quarter and full year, with results in line with management’s expectations. Due to the goodwill impairment, Retirement reported a net loss for the year. Core earnings excluding DAC unlocking for the year were $26.0 million, in line with management’s guidance. Fourth-quarter core earnings excluding DAC unlocking were down sequentially due to higher expenses, as well as lower alternative investment income and prepayments compared to the strong third-quarter.

After the annuity reinsurance transaction, the average crediting rate on traditional fixed annuities is now 2.5% vs. 3.6% previously. The 194 basis point net interest spread for full-year 2019 includes the 142 basis point net interest spread for the first quarter, which was prior to the transaction.

Demand for Life Segment Products Remains Strong
(All comparisons vs. same period in 2018, unless noted otherwise)

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions)	2019	2018	Change	2019	2018	Change

Life sales*	$4.2	$6.1	-31.1%	$17.9	$21.2	-15.6%
Life mortality costs	7.1	9.2	-22.8%	33.5	35.1	-4.6%
Life net income / core earnings*	4.0	3.8	5.3%	17.6	18.8	-6.4%

Demand remains healthy in the education market for life products. The number of policies issued increased 2% over prior year although life sales were lower than the very strong prior year results primarily because of lower single premium product sales and the introduction of product with pricing based on the updated mortality table.

In line with management’s guidance, Life core earnings* were down slightly for the year due to higher expenses and lower net investment income, partially offset by lower mortality costs. Life persistency of 95.4% was unchanged from the prior year period.

Investment Results Impacted by Annuity Reinsurance Transaction

Total net investment income includes net investment income on the investment portfolio managed by Horace Mann as well as accreted investment income on the deposit asset on reinsurance.

(All comparisons vs. same period in 2018, unless noted otherwise)

	Three Months Ended December 31,				Twelve Months Ended December 31,
($ in millions)	2019	2018	Change		2019	2018	Change

Pretax net investment income - investment portfolio	$62.0	$88.4	-29.9%		$294.3	$376.5	-21.8%
Pretax investment income - deposit asset on reinsurance	23.8	—	N.M.		70.8	—	N.M.
Total pretax net investment income	85.8	88.4	-2.9%		365.1	376.5	-3.0%
Pretax net investment gains (losses)	1.7	(14.4)	N.M.		153.3	(12.5)	N.M.
Pretax net unrealized investment gains (losses) on fixed maturity securities					334.7	141.4	136.7%
Annualized pretax investment portfolio yield	4.28%	4.74%	-0.46	pts	4.44%	5.12%	-0.68	pts
N.M. - Not meaningful.

Total net investment income declined 3.0% year-over-year. Net investment income on the managed portfolio declined sequentially by $7.2 million, largely due to lower returns on alternative investments compared to the strong third-quarter level. Accreted investment income for the deposit asset on reinsurance was comparable to the third quarter.

Full-year net investment gains included $135.3 million, or $106.9 million after tax, related to the second-quarter gain on assets transferred in the annuity reinsurance transaction. Net unrealized investment gains on fixed maturity securities increased significantly from last year due to the decline in interest rates, which has resulted in higher fair values of fixed maturity securities.

Strong Results Contribute to 11% Growth in Book Value Excluding Unrealized Investment Gains

At year-end 2019, shareholders’ equity was $1.57 billion, or $38.01 per share. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.34 billion, or $32.42 per share*. The improvement in book value excluding unrealized investment gains on fixed maturity securities since year-end 2018 primarily reflected the realized gain on assets transferred in the annuity reinsurance transaction as well as strong earnings.

At December 31, 2019, total debt was $433 million with $135 million outstanding on the company’s line of credit. The debt-to-capital ratio was 24.5%.

Quarterly Webcast

Horace Mann’s senior management will discuss the company’s fourth quarter financial results with investors on February 6, 2020 at 8:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.

About Horace Mann

Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement and Non-GAAP Measures

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)
($ in Millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	$ Change	2019	2018	$ Change
EARNINGS SUMMARY
Net income	$33.0	$(20.3)	$53.3	$184.4	$18.3	$166.1
Net investment gains (losses), after tax	1.3	(11.6)	12.9	120.2	(10.1)	130.3
Goodwill impairment	—	—	—	(28.0)	—	(28.0)
Core earnings*	31.7	(8.7)	40.4	92.2	28.4	63.8

Per diluted share:
Net income	$0.78	$(0.49)	1.27	$4.40	$0.44	3.96
Net investment gains (losses), after tax	$0.03	$(0.28)	0.31	$2.87	$(0.24)	3.11
Goodwill impairment	$—	$—	—	$(0.67)	$—	(0.67)
Core earnings*	$0.75	$(0.21)	0.96	$2.20	$0.68	1.52
Weighted average number of shares and equivalent shares (in millions) - Diluted	42.1	41.9	0.20	41.9	41.9	—

RETURN ON EQUITY
Net income return on equity - LTM (1)	12.5%	1.3%		12.5%	1.3%
Net income return on equity - annualized	8.4%	(6.3)%
Core return on equity - LTM* (2)	7.3%	2.3%		7.3%	2.3%
Core return on equity - annualized*	9.6%	(2.9)%

FINANCIAL POSITION
Per share (3):
Book value				$38.01	$31.50	6.51
Effect of net unrealized investment gains on fixed maturity securities (4)				$5.59	$2.37	3.22
Dividends paid	$0.2875	$0.2850	0.0025	$1.15	$1.14	0.01
Ending number of shares outstanding (in millions) (3)				41.2	41.0	0.2
Total assets				$12,478.7	$11,031.9	1,446.8
Short-term debt				135.0	—	135.0
Long-term debt				298.0	297.7	0.3
Total shareholders’ equity				1,567.3	1,290.6	276.7

ADDITIONAL INFORMATION
Net investment gains (losses)
Before tax	$1.7	$(14.4)	16.1	$153.3	$(12.5)	165.8
After tax	1.3	(11.6)	12.9	120.2	(10.1)	130.3
Per share, diluted	$0.03	$(0.28)	0.31	$2.87	$(0.24)	3.11

N.M.-	Not meaningful.

(1)	Based on last twelve months net income and average quarter-end shareholders’ equity.

(2)
Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

(3)	Ending shares outstanding were 41,238,324 at December 31, 2019 and 40,969,885 at December 31, 2018.

(4)	Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Statements of Operations and Consolidated Data (Unaudited)
($ in Millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
STATEMENTS OF OPERATIONS
Insurance premiums and contract charges earned	$240.4	$201.9	19.1%	$898.0	$817.3	9.9%
Net investment income	85.8	88.4	-2.9%	365.1	376.5	-3.0%
Net investment gains (losses)	1.7	(14.4)	111.8%	153.3	(12.5)	N.M.
Other income	3.5	2.6	34.6%	14.1	10.3	36.9%
Total revenues	331.4	278.5	19.0%	1,430.5	1,191.6	20.0%

Benefits, claims and settlement expenses	138.8	163.9	-15.3%	585.1	637.6	-8.2%
Interest credited	52.7	53.0	-0.6%	212.8	206.2	3.2%
Operating expenses	65.0	56.0	16.1%	234.6	205.4	14.2%
DAC unlocking and amortization expense	26.3	30.5	-13.8%	109.2	109.9	-0.6%
Intangible asset amortization expense	3.9	—	N.M.	8.8	—	N.M.
Interest expense	4.4	3.3	33.3%	15.6	13.0	20.0%
Other expense - goodwill impairment	—	—	—	28.0	—	N.M.
Total benefits, losses and expenses	291.1	306.7	-5.1%	1,194.1	1,172.1	1.9%

Income before income taxes	40.3	(28.2)	N.M.	236.4	19.5	N.M.
Income tax expense (benefit)	7.3	(7.9)	N.M.	52.0	1.2	N.M.
Net income	$33.0	$(20.3)	N.M.	$184.4	$18.3	N.M.

PREMIUMS WRITTEN AND CONTRACT DEPOSITS*
Property and Casualty	$164.6	$166.4	-1.1%	$683.1	$681.5	0.2%
Supplemental	33.0	—	—	65.7	—	—
Annuity contract deposits	117.9	113.1	4.2%	462.5	439.1	5.3%
Life	30.7	31.7	-3.2%	113.2	114.4	-1.0%
Total	$346.2	$311.2	11.2%	$1,324.5	$1,235.0	7.2%

SEGMENT NET INCOME (LOSS)
Property and Casualty	$20.0	$(9.9)	N.M.	$54.3	$(14.3)	N.M.
Supplemental	11.1	—	—	18.0	—	—
Retirement	2.1	4.1	-48.8%	(4.8)	41.7	-111.5%
Life	4.0	3.8	5.3%	17.6	18.8	-6.4%
Corporate and Other (1)	(4.2)	(18.3)	77.0%	99.3	(27.9)	N.M.
Net income (loss)	$33.0	$(20.3)	N.M.	$184.4	$18.3	N.M.

N.M.-	Not meaningful.

(1)
Corporate and Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	2018	Change		2019	2018	Change
PROPERTY and CASUALTY
Premiums written*	$164.6	$166.4	-1.1%		$683.1	$681.5	0.2%
Premiums earned	170.9	164.3	4.0%		683.5	665.7	2.7%
Net investment income	8.1	7.9	2.5%		41.7	40.1	4.0%
Other income	0.3	0.5	-40.0%		2.0	1.9	5.3%
Losses and loss adjustment expenses (LAE)	107.4	140.0	-23.3%		475.6	547.7	-13.2%
Operating expenses (includes amortization expense)	46.7	46.1	1.3%		183.6	179.8	2.1%
Interest expense	0.3	0.3	—%		1.3	1.1	18.2%
Income (loss) before tax	24.9	(13.7)	N.M.		66.7	(20.9)	N.M.
Net income (loss) / core earnings*	20.0	(9.9)	N.M.		54.3	(14.3)	N.M.
Net investment income, after tax	7.0	6.9	1.4%		35.4	34.5	2.6%

Catastrophe costs (1)
After tax	3.5	35.8	-90.2%		41.1	90.1	-54.4%
Before tax	4.4	45.3	-90.3%		52.0	114.1	-54.4%
Prior years’ reserves favorable (adverse) development, before tax
Automobile	—	—	—		5.5	—	N.M.
Property and other	—	—	—		2.0	0.3	N.M.
Total	—	—	—		7.5	0.3	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	62.9%	85.2%	-22.3	pts	69.6%	82.3%	-12.7	pts
Expense ratio	27.4%	28.1%	-0.7	pts	26.9%	27.0%	-0.1	pts
Combined ratio	90.3%	113.3%	-23.0	pts	96.5%	109.3%	-12.8	pts
Effect on the combined ratio of:
Catastrophe costs (1)	2.6%	27.0%	-24.4	pts	7.6%	17.1%	-9.5	pts
Prior years’ (favorable) adverse reserve development	—%	—%	—		-1.1%	—%	-1.1	pts
Combined ratio excluding the effects of catastrophe costs and prior years’ reserve development (underlying combined ratio)*	87.7%	86.3%	1.4	pts	90.0%	92.2%	-2.2	pts

Policies in force (in thousands)					627	664	-5.6%
Automobile (2)					433	463	-6.5%
Property					194	201	-3.5%

Policy renewal rate - 12 months
Automobile					81.1%	81.9%	-0.8	pts
Property					87.1%	88.0%	-0.9	pts

N.M.-	Not meaningful.

(1)	Includes allocated loss adjustment expenses and, when applicable, catastrophe reinsurance reinstatement premiums.

(2)	December 31, 2019 includes assumed policies in force of 4.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
SUPPLEMENTAL
Premiums and contract charges earned	$32.9	N/A	N/A	$65.8	N/A	N/A
Net investment income	3.8	N/A	N/A	7.5	N/A	N/A
Other income	0.8	N/A	N/A	1.4	N/A	N/A
Benefits	10.6	N/A	N/A	21.7	N/A	N/A
Change in reserves	(0.6)	N/A	N/A	3.0	N/A	N/A
Operating expenses (includes DAC unlocking and amortization expense)	9.9	N/A	N/A	20.4	N/A	N/A
Intangible asset amortization expense	3.4	N/A	N/A	6.6	N/A	N/A
Income before tax	14.2	N/A	N/A	23.0	N/A	N/A
Net income / core earnings*	11.1	N/A	N/A	18.0	N/A	N/A

Benefits ratio (1)	30.4%	N/A	N/A	37.5%	N/A	N/A
Operating expense ratio (2)	26.4%	N/A	N/A	27.3%	N/A	N/A
Pretax profit margin (3)	37.9%	N/A	N/A	30.8%	N/A	N/A

Premium persistency (rolling 12 months)	89.3%	N/A	N/A	89.3%	N/A	N/A

N/A - The acquisition of NTA closed on July 1, 2019.

(1)	Ratio of benefits plus change in reserves to earned premium.

(2)	Ratio of operating expenses to total revenues.

(3)	Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
RETIREMENT
Contract deposits*	$117.9	$113.1	4.2%	$462.5	$439.1	5.3%
Variable	59.8	54.5	9.7%	217.3	205.8	5.6%
Fixed	58.1	58.6	-0.9%	245.2	233.3	5.1%
Contract charges earned	7.0	7.3	-4.1%	29.1	31.2	-6.7%
Net investment income	33.5	62.9	-46.7%	174.7	262.6	-33.5%
Interest credited	16.4	41.7	-60.7%	93.6	161.1	-41.9%
Net interest margin	17.1	21.2	-19.3%	81.1	101.5	-20.1%
Investment income - deposit asset on reinsurance	23.8	—	N.M.	70.8	—	N.M.
Interest credited - Reinsured block	25.0	—	N.M.	74.2	—	N.M.
Net interest margin - Reinsured block	(1.2)	—	N.M.	(3.4)	—	N.M.
Other income	1.8	1.7	5.9%	8.9	7.0	27.1%
Mortality loss and other reserve changes	(2.6)	(2.8)	7.1%	(5.3)	(7.6)	30.3%
Operating expenses (includes DAC unlocking and amortization expense)	20.2	23.7	-14.8%	82.0	80.4	2.0%
Intangible asset amortization expense	0.5	—	N.M.	2.2	—	N.M.
Other expense - goodwill impairment	—	—	—	28.0	—	N.M.
Income (loss) before tax	1.4	3.7	-62.2%	(1.8)	51.7	-103.5%
Net income (loss)	2.1	4.1	-48.8%	(4.8)	41.7	-111.5%
Core earnings*	2.1	4.1	-48.8%	23.2	41.7	-44.4%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.1	$(3.8)	-102.6%	$(3.5)	$(3.9)	-10.3%
Guaranteed minimum death benefit reserve	—	(0.1)	-100.0%	0.1	(0.1)	N.M.
Retirement contracts in force (in thousands)				229	226	1.3%
Annuity accumulated account value on deposit / Assets under management				4,379.6	$6,713.3	-34.8%
Variable (1)				1,782.7	2,001.1	-10.9%
Fixed				2,596.9	4,712.2	-44.9%
Annuity accumulated value retention - 12 months
Variable accumulations				94.7%	94.4%	0.3	pts
Fixed accumulations				94.0%	94.0%	—

LIFE
Premiums and contract deposits*	$30.7	$31.7	-3.2%	$113.2	$114.4	-1.0%
Premiums and contract charges earned	29.6	30.3	-2.3%	119.6	120.4	-0.7%
Net investment income	17.2	17.8	-3.4%	72.0	74.4	-3.2%
Other income	0.2	0.1	100.0%	0.4	0.3	33.3%
Death benefits/mortality cost/change in reserves	18.8	21.1	-10.9%	79.5	82.3	-3.4%
Interest credited	11.3	11.3	—%	45.0	45.1	-0.2%
Operating expenses (includes DAC unlocking and amortization expense)	12.2	11.1	9.9%	45.7	44.0	3.9%
Income before tax	4.7	4.7	—%	21.8	23.7	-8.0%
Net income / core earnings*	4.0	3.8	5.3%	17.6	18.8	-6.4%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.2	$(0.1)	N.M.	$0.3	$(0.3)	N.M.
Life policies in force (in thousands)				201	199	1.0%
Life insurance in force				$19,180	$18,278	4.9%
Lapse ratio - 12 months (Ordinary life insurance)				4.6%	4.6%	—

N.M.-	Not meaningful.

(1)	Amount reported as of December 31, 2019 excludes $707.8 of assets under management held under modified coinsurance reinsurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)
($ in Millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Change	2019	2018	Change
CORPORATE AND OTHER (1)
Components of income (loss) before tax:
Net investment gains (losses)	$1.7	$(14.4)	111.8%	$153.3	$(12.5)	N.M.
Interest expense	(4.1)	(3.0)	-36.7%	(14.3)	(11.9)	-20.2%
Other operating expenses, net investment income and other income	(2.5)	(5.5)	54.5%	(12.3)	(10.6)	-16.0%
Income (loss) before tax	(4.9)	(22.9)	78.6%	126.7	(35.0)	N.M.
Net income (loss)	(4.2)	(18.3)	77.0%	99.3	(27.9)	N.M.

INVESTMENTS
Retirement and Life
Fixed maturity securities, at fair value (amortized cost 2019, $4,151.1; 2018, $6,569.3)				$4,427.0	$6,703.7	-34.0%
Equity securities, at fair value				79.4	73.4	8.2%
Short-term investments				113.6	97.9	16.0%
Policy loans				152.7	154.0	-0.8%
Limited partnerships				253.1	247.6	2.2%
Other investments				34.8	17.9	94.4%
Total Retirement and Life investments				5,060.6	7,294.5	-30.6%
Property and Casualty
Fixed maturity securities, at fair value (amortized cost 2019, $846.8; 2018, $804.6)				899.5	811.6	10.8%
Equity securities, at fair value				21.1	38.4	-45.1%
Short-term investments				0.2	19.0	-98.9%
Limited partnerships				114.5	80.8	41.7%
Other investments				1.0	1.0	—%
Total Property and Casualty investments				1,036.3	950.8	9.0%
Supplemental
Fixed maturity securities, at fair value (amortized cost 2019, $459.1)				465.2	N/A	N/A
Equity securities, at fair value				1.4	N/A	N/A
Short-term investments				57.5	N/A	N/A
Policy loans				0.8	N/A	N/A
Limited partnerships				16.0	N/A	N/A
Other investments				—	N/A	N/A
Total Supplemental investments				540.9	N/A	N/A
Corporate investments				1.4	5.4	-74.1%
Total investments				6,639.2	8,250.7	-19.5%

Net investment income - investment portfolio
Before tax	$62.0	$88.4	-29.9%	$294.3	$376.5	-21.8%
After tax	49.5	70.6	-29.9%	235.0	300.3	-21.7%
Investment income - deposit asset on reinsurance
Before tax	23.8	—	N.M.	70.8	—	N.M.
After tax	18.8	—	N.M.	55.9	—	N.M.

N.M.-	Not meaningful.

(1)
The Corporate and Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.